Exhibit 99.1


[GRAPHIC OMITTED]                                                   News Release



Contacts:

Investors/Media:

Roger Schrum
605-978-2848
roger.schrum@northwestern.com


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                NORTHWESTERN RECEIVES COURT APPROVAL TO COMMENCE
                RESOLICITATION OF AMENDED PLAN OF REORGANIZATION

               Confirmation Hearing Continued to October 6, 2004

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SIOUX FALLS, S.D. - Sept. 3, 2004 - NorthWestern Corporation (OTC Pink Sheets:
NTHWQ) has been authorized by the U.S. Bankruptcy Court for the District of Delaware to begin a resolicitation of certain creditor groups of the Company's Second Amended and Restated Plan of Reorganization (Plan). In addition, the Court set Oct. 6, 2004, for the continuation of its confirmation hearing of its amended Plan.

NorthWestern filed with the Bankruptcy Court a Second Amended and Restated Plan of Reorganization and Disclosure Statement reflecting a settlement agreement the Company reached with Harbert Management Corp. and Wilmington Trust. Under the terms of the agreement, Harbert Management Corp. and other holders of NorthWestern's Trust Originated Preferred Securities, and other subordinated creditors who so choose, will be eligible to receive, pro rata, 8 percent of equity and warrants exercisable for an additional 13 percent of the common stock in the reorganized NorthWestern. Senior unsecured debtholders and general unsecured creditors of the Company will receive approximately 92 percent of the reorganized NorthWestern's equity, based on the agreement.

The Company said it will send resolicitation packages and ballots to Class 7 (Unsecured Note Claims), Class 8(a) (Unsecured Subordinated Note Claims represented by the TOPrS Notes), Class 8(b) (Unsecured Subordinated Note Claims represented by the QUIPS Notes) and Class 9 (General Unsecured Claims). Each holder of a voting claim is entitled to vote to accept or reject the Company's amended Plan. Ballots will be mailed out to eligible voters no later than



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Northwestern Receives Court Approval to Commence
  Resolicitation of Amended Plan of Reorganization
Sept. 3, 2004 Page 2



Sept. 8, 2004, and the completed ballots must be received by the tabulation agent on or before 5:00 p.m. (PDT) on Sept. 29, 2004.

Parties with questions about the resolicitation process should contact the balloting agent:

                      Kurtzman Carson Consultants, LLC
                      12910 Culver Boulevard, Suite I
                      Los Angeles, CA 90066-6709
                      Attention: Christopher Schepper
                      The toll-free telephone number is (866) 381-9100

About NorthWestern

NorthWestern Corporation is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 608,000 customers in Montana, South Dakota and Nebraska.


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